Exhibit 99.2

July 22, 2016

Fellow Shareholders,

Tony Gwynn, the Hall of Fame baseball player known for his studious observation of opposing pitchers and longevity of excellence as a batter, once remarked, “The minute you’re satisfied with where you are, you’re not there anymore.”

Likewise, your company understands that cultivating and sustaining excellence in the fields of finance and business means understanding that the status quo is rarely the status quo for long. Market conditions and competing entities are constantly evolving.

So, I am pleased to first share with you an example of your company’s commitment to strategically advance our capacity to compete and grow; and secondly to share with you significant national recognition of our ongoing efforts – that we expect will also enhance awareness of our value proposition in the financial markets.

Bowers Insurance Agency Acquisition

Farmers National Bank announced the completion and closing of the acquisition of the Bowers Insurance Agency, Inc. on June 1, 2016. We are pleased to unite with The Bowers Group and expand our insurance company. Bowers is headquartered in Cortland and understands the needs of our northeast Ohio customers. Because we work with all types of business and consumers, Farmers is very happy to have additional insurance products to assist our customer base in protecting everything they’ve worked so hard to build.

The Bowers Group will continue to operate under its name from its current location in Cortland as a part of Farmers National Insurance, LLC. This strategic acquisition, which is expected to be accretive to earnings immediately, is expected to enhance Farmers’ current company and product line up, and offer broader options of commercial, farm, home, and auto property/casualty insurance carriers to meet the needs of all Farmers’ customers.

This partnership enables Farmers to solidify our comprehensive wealth management division, with a strong Trust Company, Retirement Company (NAI) and Investment division. The Bowers Group will broaden our offerings with their robust and well-established agency. The Bowers Group will be a business extension of Farmers’ Wealth Management division, and Farmers’ financial experts will be able to offer full service programs to all current Bowers Group customers, including Private Client, Retirement, Investments, Trust and Insurance.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Russell 2000® Index

Farmers National Banc Corp. was added to the US all-cap Russell 3000® Index at the conclusion of the Russell US Indexes’ annual reconstitution on June 27, 2016. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000® Index, as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes by objective, market-capitalization rankings and style attributes.

Inclusion in the Russell 2000® Index is a significant milestone for Farmers as we continue to execute our growth strategy. Over the past year, our total assets have increased nearly 65% as a result of strong organic growth, as well as from the contribution of 2015’s mergers with National Bancshares and Tri-State 1st Banc. This growth has enhanced our financial results and has increased our valuation, paving the way for us to be included in the Russell 2000®. As a member of the Russell 2000®, we will further increase our exposure to investors and the financial community. We are excited as more investors learn about our impressive past growth and future prospects.

Indexes provided by FTSE Russell, a leading global index provider, are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $6 trillion in assets are benchmarked against the Russell US indexes.

This is truly an exciting time for Farmers and our shareholders. The opportunities before us are numerous and compelling. With your continued support, we will be ideally positioned to deliver the next level of growth and development for all stakeholders. As always, I am open to your calls, letters, and emails, so please do not hesitate to reach out to me if you have an idea or some insight you would like to share.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com